Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-3 of our report dated February 28, 2019 (relating to the consolidated financial statements of TERP Spanish HoldCo, S.L. (Sociedad unipersonal) as of December 31, 2018 and for the period from June 12, 2018 to December 31, 2018), appearing in the Annual Report on Form 20-F for the year ended December 31, 2019, as amended by Amendment No. 1 on Form 20-F/A, of Brookfield Renewable Partners L.P.

We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ DELOITTE, S.L.

Madrid, Spain
June 22, 2020